                                                                    EXHIBIT (12)

                            LUCENT TECHNOLOGIES INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                    FOR THE TWELVE   FOR THE TWELVE   FOR THE NINE      FOR THE        FOR THE
                                     MONTHS ENDED     MONTHS ENDED    MONTHS ENDED     YEAR ENDED     YEAR ENDED
                                    SEPTEMBER 30,    SEPTEMBER 30,    SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                         1998             1997            1996            1995           1994
                                    --------------   --------------   -------------   ------------   ------------
Earnings Before Income Taxes......      $2,306           $1,467           $367          $(1,138)        $  784
Less Interest Capitalized During
  the Period......................          17               14             14               14              7
Less Undistributed Earnings of
  Less than 50% Owned
  Affiliates......................          11                3              1                2             21
Add Fixed Charges.................         497              456            311              327            338
                                        ------           ------           ----          -------         ------
          Total Earnings..........      $2,775           $1,906           $663          $  (827)        $1,094
                                        ======           ======           ====          =======         ======
Fixed Charges
Total Interest Expense Including
  Capitalized Interest............      $  361           $  348           $250          $   257         $  277
Interest Portion of Rental
  Expenses........................         136              108             61               70             61
                                        ------           ------           ----          -------         ------
          Total Fixed Charges.....      $  497           $  456           $311          $   327         $  338
                                        ======           ======           ====          =======         ======
Ratio of Earnings to Fixed
  Charges.........................         5.6              4.2            2.1               (A)           3.2
                                        ======           ======           ====          =======         ======

---------------
(A) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income(loss) before income taxes, less interest capitalized, less undistributed earnings of less than 50% owned affiliates and plus fixed charges. Fixed charges consist of interest expense on all indebtedness and that portion of operating lease rental expense that is representative of the interest factor. Earnings were inadequate to cover fixed charges for the year ended December 31, 1995 by $1,154.